Exhibit 99.1
MODEL N ANNOUNCES CLOSING OF $172.5 MILLION OF 2.625% CONVERTIBLE SENIOR NOTES DUE 2025, INCLUDING FULL EXERCISE OF THE INITIAL PURCHASERS’ OPTION TO PURCHASE ADDITIONAL NOTES
SAN MATEO, Calif. -- May 22, 2020 - Model N, Inc. (NYSE: MODN), a leading provider of cloud revenue management solutions for Life Sciences and High Tech companies, announced today the closing of its offering of $172.5 million aggregate principal amount of 2.625% convertible senior notes due 2025, including the exercise in full of the underwriters’ option to purchase an additional $22.5 million aggregate principal amount of notes, in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Securities Act.
Model N estimates that the net proceeds from the offering are approximately $166.3 million, after deducting the initial purchasers' discount and estimated offering expenses payable by Model N. Model N used approximately $40.0 million of the net proceeds from the offering to repay in full the debt outstanding under, and terminate, Model N’s credit facility and intends to use the remainder of the net proceeds for working capital and other general corporate purposes, which may include potential acquisitions and strategic transactions. From time to time, Model N evaluates potential acquisitions and strategic transactions of businesses, technologies or products. However, Model N has not designated any specific uses and has no current agreements with respect to any material acquisition or strategic transaction. These intentions are subject to change.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Model N’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the anticipated use of the net proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Factors that may contribute to such differences include, but are not limited to, risks related to the expected use of the net proceeds from the offering, which could change as a result of market conditions or for other reasons, prevailing market and other general economic, industry or political conditions in the United States or internationally, and the global pandemic resulting from the novel coronavirus known as COVID-19. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Model N’s business and financial results, please review the “Risk Factors” described in Model N’s Annual Report on Form 10-K for the year ended September 30, 2019 and Model N’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission (the “SEC”), and in Model N’s other filings with the SEC. Except as may be required by law, Model N does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

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Investor Relations Contact:

Gwyn Lauber
Model N, Inc.
650-610-4998
investorrelations@modeln.com

Media Contact:

Laura Ruark
Bospar Public Relations
laura@bospar.com